Exhibit 107.1
Calculation of Filing Fee Tables
SCHEDULE 14A
(Form Type)
Skillsoft Corp.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Transaction Valuation
	Proposed Maximum Aggregate Value of Transaction	Fee rate	Amount of Filing Fee
Fees to Be Paid	$436,119,788	0.0000927	$40,429.00
Fees Previously Paid	—		—
Total Transaction Valuation	$436,119,788
Total Fees Due for Filing			$40,429.00
Total Fees Previously Paid			—
Total Fee Offsets			—
Net Fee Due			$40,429.00

(1)
Title of each class of securities to which transaction applies: Class A common stock, par value $0.0001 per share, of Skillsoft Corp. (“Common Stock”)

(2)
Aggregate number of securities to which transaction applies: 34,197,719 shares of Common Stock

(3)
In accordance with Exchange Act Rule 0-11(c), the filing fee of $40,429.00 was determined by multiplying 0.0000927 by the aggregate merger consideration of $436,119,788. Solely for the purposes of calculating the filing fee, the aggregate merger consideration was calculated based upon on the sum of: (i) the base cash consideration value of $204,943,210; and (ii) the base share consideration value of $231,176,578, which is the product of: (A) the quotient of: (1) $320,056,790 and (2) $9.35901; and (B) $6.76, the average of the high and low prices of Skillsoft Corp. common stock as reported by the New York Stock Exchange on February 4, 2022.

Table 2: Fee Offset Claims and Sources
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims		—	—	—		—
Fee Offset Sources	—	—	—		—		—